Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Company Contact:
Neil Berkman	Daniel Greenberg
Berkman Associates	Chairman & CEO
(310) 826-5051	Electro Rent
info@BerkmanAssociates.com	Corporation (818) 786-2525
Electro Rent Corporation Reports 11.7% Increase
in Fiscal 2008 First Quarter Net Income Versus Prior Year
Revenue Increased 13.9%
     VAN NUYS, CALIFORNIA, October 10, 2007 — Electro Rent Corporation (NASDAQ:ELRC) today announced higher revenue and net income for the first quarter of fiscal 2008 compared to the first quarter of fiscal 2007.
     “Our growing international revenue, and the benefits from our programs to enhance our competitive position in the domestic T&M and data products equipment rental markets, drove the improvement in Electro Rent’s first quarter financial performance, even while we and our competitors grappled with lower rental rates and gross margin on sale of equipment,” said Chairman and CEO Daniel Greenberg.
First Quarter Results
     For the three months ended August 31, 2007, total revenues increased 13.9% to $34.2 million compared to $30.0 million for the first quarter of fiscal 2007. Rental and lease revenue increased 7.8% to $27.4 million compared to $25.4 million last year. Revenue from equipment sales and other revenues increased 47.5% to $6.8 million compared to $4.6 million for last year’s first quarter.
     Net income for the first quarter of fiscal 2008 increased 11.7% to $5.3 million, or $0.20 per diluted share. This compares to net income for the first quarter of fiscal 2007 of $4.8 million, or $0.18 per diluted share.
     Operating expenses for the first quarter of fiscal 2007 increased 14.1% to $26.3 million compared to $23.1 million a year earlier, primarily reflecting higher depreciation expense and cost of equipment sales. SG&A expenses decreased 0.9% for this year’s first quarter to $10.5 million from $10.6 million for the first quarter of fiscal 2007.
     “By growing Electro Rent’s businesses in Southeast Asia, Europe and the Americas, we increased our international revenues by 57% during the first quarter of fiscal 2008 from the prior year. Our international revenues now account for nearly 15% of total revenues compared to 10.5% a year ago. Our domestic operations also turned in a solid quarter as revenues increased nearly 9%, reflecting gains in our aerospace and defense, telecommunications and electronics manufacturing markets. Even with this growth, our ability to lower our SG&A expenses is particularly gratifying. We expect to continue to benefit from our ability to leverage our global infrastructure over an expanding volume of business, even as we continue to invest in our equipment pool and roll out additional expansion initiatives we have planned for the future,” Greenberg said.
Corporate Headquarters: 6060 Sepulveda Boulevard, Van Nuys, California 91411-2525
(818) 787-2100 • Fax (818) 786-4354 • (800) 866-1111

Electro Rent Corporation Reports 12.9% Increase in Fiscal 2008 First Quarter Net Income Versus
Prior Year Revenue Increased 13.9%
October 10, 2007
Page Two
Balance Sheet Items
     Equipment purchases decreased to $16.1 million for the first quarter of fiscal 2008 compared to $18.5 million for the first quarter of fiscal 2007. The book value of Electro Rent’s equipment pool rose to $163.4 million at August 31, 2007 from $161.8 million at May 31, 2007.
     Cash, cash equivalents and marketable securities were $79.0 million at August 31, 2007 compared to $80.7 million at May 31, 2007. Electro Rent has no debt. Shareholders’ equity increased to $246.9 million at August 31, 2007 from $243.5 million at May 31, 2007.
About Electro Rent
     Electro Rent Corporation (www.ElectroRent.com) is one of the largest nationwide organizations devoted to the short-term rental and leasing of general purpose electronic test equipment, personal computers and servers.
“Safe Harbor” Statement:
     Except for the historical statements and discussions above, our statements above constitute forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our management’s current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words “anticipates,” “believes,” “expects,” “intends,” “future,” and other similar expressions identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. We believe our management’s assumptions are reasonable; nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, our actual results will probably differ from the outcomes contained in any forward-looking statement, and those differences could be material. Factors that could cause or contribute to these differences include, among others, those risks and uncertainties discussed in our periodic reports on Form 10-K and 10-Q and our other filings with the Securities and Exchange Commission. Should one or more of the risks discussed, or any other risks, materialize, or should one or more of our underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, expected or projected. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.
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ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) (000’s omitted, except per share data)

	Three Months Ended
	August 31,
	2007	2006
Revenues:
Rentals and leases	$27,444	$25,448
Sales of equipment and other revenues	6,750	4,576

Total revenues	34,194	30,024

Operating expenses:
Depreciation of rental and lease equipment	10,993	9,882
Costs of revenues other than depreciation of rental and lease equipment	4,863	2,616
Selling, general and administrative expenses	10,482	10,578

Total operating expenses	26,338	23,076

Operating profit	7,856	6,948

Interest and investment income, net	872	939

Income before income taxes	8,728	7,887

Income tax provision	3,414	3,128

Net income	$5,314	$4,759

Earnings per share:
Basic	$0.21	$0.19

Diluted	$0.20	$0.18

Shares used in per share calculation:
Basic	25,839	25,550

Diluted	26,037	25,944

ELECTRO RENT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (000’s omitted, except share data)

	August 31,	May 31,
	2007	2007
ASSETS

Cash and cash equivalents	$55,092	$57,172
Marketable securities	23,950	23,550
Accounts receivable, net	19,326	17,161
Rental and lease equipment, net	163,393	161,806
Other property, net	14,873	14,990
Goodwill	2,859	2,859
Intangibles, net	1,425	1,571
Other	5,593	5,710

	$286,511	$284,819

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$5,354	$10,084
Accrued expenses	14,152	11,019
Deferred revenue	5,012	5,047
Deferred tax liability	15,105	15,190

Total liabilities	39,623	41,340

Commitments and contingencies
Shareholders’ equity:
Preferred stock, $1 par — shares authorized 1,000,000; none issued	—	—
Common stock, no par — shares authorized 40,000,000; issued and outstanding August 31, 2007 - 25,901,108; May 31, 2007 - 25,812,943	33,282	32,212
Retained earnings	213,606	211,267

Total shareholders’ equity	246,888	243,479

	$286,511	$284,819